Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF LEVEL 3 COMMUNICATIONS, INC.

The following Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2011 and the Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2011 and the fiscal year ended December 31, 2010 of Level 3 Communications, Inc. (‘‘Level 3’’) have been prepared as if Level 3’s amalgamation with Global Crossing Limited (‘‘Global Crossing’’), and the assumptions and adjustments described in the accompanying notes herein had occurred on the dates specified below.

On October 4, 2011, a subsidiary of Level 3 completed the amalgamation with Global Crossing and became a wholly owned subsidiary of the Level 3 through a tax free, stock for stock transaction (the “Acquisition”). As a result of the amalgamation, (i) each issued and outstanding common share of Global Crossing was exchanged for 16 shares of Level 3 common stock, including the associated rights under the Level 3’s Rights Agreement with Wells Fargo Bank, N.A., as rights agent, (the “Amalgamation Consideration”) and (ii) each issued and outstanding share of Global Crossing’s 2% cumulative senior convertible preferred stock was exchanged for the Amalgamation Consideration, plus an amount equal to the aggregate accrued and unpaid dividends thereon.  In addition, (i) the issued and outstanding options to purchase Global Crossing common shares were exchanged into options to purchase Level 3’s common stock and (ii) the issued and outstanding restricted stock units covering Global Crossing common shares, to the extent applicable in accordance with their terms, vested and settled for Level 3’s common stock.

On October 4, 2011, Global Crossing had approximately 79 million common and preferred shares outstanding. Including approximately 4 million shares reserved for outstanding share based compensation awards(1), Global Crossing had approximately 83 million common and preferred shares outstanding at October 4, 2011.  The unaudited pro forma financial information includes aggregate consideration of approximately $3.4 billion for the Global Crossing acquisition, calculated as follows (in millions):

Number of Global Crossing common and preferred shares outstanding as of October 4, 2011(1)	83
Multiplied by exchange ratio per amalgamation agreement	16
Number of Level 3 shares issued	1,328
Number of Level 3 shares issued after 1 for 15 reverse stock split(2)	88.53
Multiplied by price of Level 3 common stock (adjusted for stock split)(3)	$21.15
Equity consideration	$1,873
Cash consideration for tax withholdings	$81
Total consideration distributed	$1,954
Assumption of net debt	$1,439
Aggregate consideration	$3,393

(1)  The number of outstanding Global Crossing shares reserved for outstanding shares based awards has been reduced by approximately 3 million shares to reflect the value of withholding taxes paid on behalf of award holders.  Level 3 paid, using cash, $81 million of withholding taxes due to various jurisdictions as a result of the consummation of the Acquisition.  The share figures do not include shares reserved for certain non-qualified stock options as the value of such options is not material to the aggregate consideration.

(2) Level 3 completed a 1 for 15 reverse stock split on October 19, 2011.

(3) Based on the closing stock price of Level 3 common stock as of October 3, 2011 ($1.41).

After consideration of all applicable factors pursuant to the business combination accounting rules, the parties  consider Level 3 to be the ‘‘accounting acquirer’’ for purposes of the preparation of the unaudited pro forma financial information included below because Level 3 issued its common stock to acquire Global Crossing (at a premium), the board of directors of the combined company is composed principally of former Level 3 directors and the executive management team of the combined company is largely comprised of former Level 3 executives, among other factors.

The following unaudited pro forma financial information related to the Acquisition was prepared using the acquisition method of accounting for business combinations, and is based on the assumption that the Acquisition took place as of June 30, 2011 for the purpose of the Unaudited Pro Forma Condensed Combined Balance Sheet.  The Unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2011 and for the year ended December 31, 2010 are presented as if the Acquisition occurred on January 1, 2010. Unaudited pro forma adjustments, and the assumptions on which they are based, are described in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are referred to in this section as the notes. Certain reclassifications have been made relative to Global Crossing’s historical financial statements in order to present them on a basis consistent with those of Level 3.

In accordance with the acquisition method of accounting, the actual consolidated financial statements of Level 3 will reflect the Acquisition only from and after the completion date of the Acquisition.  Level 3 has not yet completed a detailed analysis of the fair value of Global Crossing’s assets and liabilities and will finalize the purchase price allocation related to the Global Crossing acquisition no later than October 4, 2012. Thus, the provisional measurements of fair value reflected are subject to change once the valuations are completed. The final valuation will change the allocation of the purchase price, which could significantly affect the fair value assigned to the assets acquired and liabilities assumed, with a corresponding adjustment to goodwill.

Acquisition-related costs include transaction costs such as legal, accounting, valuation and other professional services. Total acquisition-related transaction costs expected to be incurred by Level 3 and Global Crossing are approximately $62 million, of which approximately $8 million had been incurred through June 30, 2011.  The costs associated with these non-recurring activities do not represent ongoing costs of the fully integrated combined organization and are therefore not included in the Unaudited Pro Forma Condensed Combined Statements of Operations, but are included in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders’ equity.  Acquisition-related costs recognized in the historical financial statements of Level 3 and Global Crossing were approximately $8 million in the six months ended June 30, 2011 and less than $1 million for the year ended December 31, 2010.  These charges were expensed in accordance with the acquisition method of accounting, and were reflected in selling, general and administrative expenses. Level 3 expects to incur additional acquisition-related expenses associated with the Acquisition including additional integration activities. As of June 30, 2011, Level 3 had incurred approximately $3 million in expenses associated with integration activities.  Based on current plans and information, Level 3 expects to incur approximately $200 to $225 million of integration costs associated with the Acquisition; however the ultimate costs incurred may vary from these estimates.  For the purpose of the pro forma information, the estimated integration costs have been excluded as the timing and effects of these actions are too uncertain to meet the criteria for unaudited pro forma adjustments.

The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission.  The Unaudited Pro Forma Condensed Combined Financial Statements are not intended to represent or be indicative of the consolidated results of operations or financial position of Level 3 that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Level 3. The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect any operating efficiencies and cost savings that Level 3 may achieve with respect to combining the companies.  Synergies have been excluded from consideration because they do not meet the criteria for unaudited pro forma adjustments.

Level 3 entered into certain transactions with Global Crossing prior to entering into the amalgamation agreement, whereby Level 3 received cash for communications services to be provided in the future which it accounted for as deferred revenue.  As a result of the Acquisition, Level 3 can no longer amortize this deferred revenue into earnings and accordingly, reduced the purchase price applied to the net assets acquired in the Acquisition by $77 million, the amount of the unamortized deferred revenue balance on June 30, 2011.

The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of  Global Crossing incorporated by reference in this document, and of Level 3 included in its Annual Report on Form 10-K.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet at June 30, 2011

					Pro Forma
	Historical	Historical	Pro Forma		Financing		Pro Forma
	Level 3	Global Crossing	Adjustments		Adjustments		Combined
	(dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$584	$259	$(54	)(a)	$249	(a)	$957
			(81	)(i)
Restricted cash and securities	632	5	—		(628	)(a)	9
Receivables, net	294	370	—		—		664
Other	112	110	(11	)(e)	6	(a)	217
Total Current Assets	1,622	744	(146)		(373)		1,847
Property, Plant and Equipment, net	5,228	1,191	1,928	(d)	—		8,347
Restricted Cash and Securities	120	5	—		—		125
Goodwill	1,429	217	190	(d)	—		1,836
Other Intangibles, net	323	17	283	(d)	—		623
Other Assets, net	140	110	(4	)(e)	40	(a)	251
			(35	)(b)
Total Assets	$8,862	$2,284	$2,216		$(333)		$13,029

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$336	$363	$—		$—		$699
Current portion of long-term debt	875	102	—		(623	)(b)	354
Accrued payroll and employee benefits	65	70	—		—		135
Accrued interest	169	32	—		(30	)(a)	171
Current portion of deferred revenue	144	173	(9	)(c)	—		246
			(62	)(e)
Other	83	244	—		—		327
Total Current Liabilities	1,672	984	(71)		(653)		1,932
Long-Term Debt, less current portion	6,349	1,427	10	(a)	334	(b)	8,279
			159	(a)
Deferred Revenue, less current portion	745	365	(68	)(c)	—		823
			(219	)(e)
Other Liabilities	528	56	38	(f)	—		622
Total Liabilities	9,294	2,832	(151)		(319)		11,656
Stockholders’ Equity (Deficit):
Preferred stock	—	2	(2	)(i)	—		—
Common stock	1	1	—	(i)	—		2
Additional paid-in capital	11,673	1,448	424	(i)	—		13,545
Accumulated other comprehensive income (loss)	(41)	6	(6	)(j)	—		(41)
Accumulated deficit	(12,065)	(2,005)	1,951	(k)	(14	)(a)	(12,136)
Total Stockholders’ Equity (Deficit)	(432)	(548)	2,367		(14)		1,373
Total Liabilities and Stockholders’ Equity (Deficit)	$8,862	$2,284	$2,216		$(333)		$13,029

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the twelve months ended December 31, 2010

	Historical	Historical	Pro Forma		Pro Forma
	Level 3	Global Crossing	Adjustments		Combined
	(dollars in millions, except per share data)
Revenue
Communications	$3,591	$2,609	$(59	)(g)	$6,141
Coal Mining	60	—	—		60
Total Revenue	3,651	2,609	(59)		6,201
Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue
Communications	1,434	1,266	(40	)(g)	2,660
Coal Mining	56	—	—		56
Total Cost of Revenue	1,490	1,266	(40)		2,716
Depreciation and Amortization	876	337	82	(d)	1,295
Selling, General and Administrative	1,373	943	(6	)(g)	2,310
			—	(h)
Restructuring Charges	2	—	—		2
Total Costs and Expenses	3,741	2,546	36		6,323
Operating Income (Loss)	(90)	63	(95)		(122)

Other Income
Interest income	1	2	—		3
Interest expense	(586)	(191)	23	(b)	(754)
Loss on extinguishment of debt	(59)	(6)	—		(65)
Other	21	(45)	—		(24)
Total Other Expense	(623)	(240)	23		(840)

Loss from Continuing Operations Before Income Taxes	(713)	(177)	(72)		(962)
Income Tax Benefit	91	5	—	(l)	96
Loss from Continuing Operations	$(622)	$(172)	$(72)		$(866)

Shares Used to Compute Basic and Diluted Loss from Continuing Operations per Share(1) (in thousands)	110,680	60,419	88,530	(i)	199,210

Basic and Diluted Loss from Continuing Operations per Share(2)	$(5.62)	$(2.91)			$(4.35)

(1)          The Level 3 share figures have been adjusted to reflect the 1 for 15 reverse stock split completed on October 19, 2011.

(2)          Global Crossing Basic and Diluted Loss from Continuing Operations per Share was increased by $4 million of preferred stock dividends.

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2011

	Historical	Historical	Pro Forma		Pro Forma
	Level 3	Global Crossing	Adjustments		Combined
	(dollars in millions, except per share data)

Revenue
Communications	$1,827	$1,353	$(29	)(g)	$3,151
Coal Mining	34	—	—		34
Total Revenue	1,861	1,353	(29)		3,185

Costs and Expenses (exclusive of depreciation and amortization shown separately below)
Cost of Revenue
Communications	704	648	(19	)(g)	1,333
Coal Mining	34	—	—		34
Total Cost of Revenue	738	648	(19)		1,367
Depreciation and Amortization	411	162	47	(d)	620
Selling, General and Administrative	714	525	(3	)(g)	1,236
			—	(h)
Restructuring Charges	—	—	—		—
Total Costs and Expenses	1,863	1,335	25		3,223
Operating Income (Loss)	(2)	18	(54)		(38)

Other Income
Interest income	—	1	—		1
Interest expense	(317)	(90)	10	(b)	(397)
Loss on extinguishment of debt	(43)	—	—		(43)
Other	6	13	—		19
Total Other Expense	(354)	(76)	10		(420)

Loss from Continuing Operations Before Income Taxes	(356)	(58)	(44)		(458)
Income Tax Expense	(30)	(9)	—	(l)	(39)
Net Loss from Continuing Operations	$(386)	$(67)	$(44)		$(497)

Shares Used to Compute Basic and Diluted Loss from Continuing Operations per Share(1) (in thousands)	112,838	60,953	88,530	(i)	201,368

Basic and Diluted Loss from Continuing Operations per Share(2)	$(3.42)	$(1.13)			$(2.47)

(1)          The Level 3 share figures have been adjusted to reflect the 1 for 15 reverse stock split completed on October 19, 2011.

(2)          Global Crossing Basic and Diluted Loss from Continuing Operations per Share was increased by $2 million of preferred stock dividends.

See the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(1) Basis of Presentation

The accompanying Unaudited Pro Forma Condensed Combined Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Level 3 would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.  The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Global Crossing that are incorporated by reference in this Current Report on Form 8-K, and of Level 3 included in its Annual Report on Form 10-K. Certain reclassifications have been made to the historical presentation of Global Crossing’s financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet and relate primarily to accrued payroll and employee benefits, accrued interest, other current liabilities, and capital lease obligations.  Certain reclassifications have been made to the historical presentation of Global Crossing’s financial statements to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Operations primarily related to cost of revenue; selling, general and administrative expenses; loss on extinguishment of debt; and other income, net.

The following unaudited pro forma adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. These adjustments give effect to pro forma events that are (i) directly attributable to the Acquisition, (ii) factually supportable and (iii) with respect to the condensed combined statements of operations, expected to have a continuing impact on the combined company.  As of the date of this Current Report on Form 8-K, Level 3 has not completed the detailed valuation studies necessary to arrive at the required estimates of the fair market value of Global Crossing’s assets to be acquired and liabilities to be assumed and the related allocations of purchase price, nor has it identified to date, any material adjustments necessary to conform Global Crossing’s accounting policies to Level 3’s accounting policies. However, as indicated in Note 2 to the Unaudited Pro Forma Condensed Combined Financial Statements, Level 3 has made certain adjustments to the June 30, 2011 historical book values of Global Crossing’s assets and liabilities to reflect certain preliminary estimates of the fair values necessary to reflect adjustments required by the application of the acquisition method of accounting for business combinations.  Any excess purchase price over the historical book values of Global Crossing’s net assets, as adjusted to reflect estimated fair values, has been recorded as goodwill. Actual results will differ from these Unaudited Pro Forma Condensed Combined Financial Statements once Level 3 has completed the valuation studies necessary to finalize the required purchase price allocations based on the tangible and intangible assets and liabilities of Global Crossing at the completion of the Acquisition, and has finalized any necessary adjustments from conforming accounting policies and further classification changes.  The determination of the final purchase price allocations can be highly subjective and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary purchase price allocation and identifying any related impact there may be on the Unaudited Pro Forma Condensed Combined Financial Statements.  There can be no assurance that the finalization of Level 3’s review will not result in material changes.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(2) Basis of Preliminary Purchase Price Allocation

The acquisition of Global Crossing has been accounted for in accordance with the acquisition method of accounting.  The following purchase price is based on the actual consideration paid by Level 3 and is allocated to Global Crossing’s tangible and intangible assets and liabilities based on their estimated fair value as of June 30, 2011. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities and will be determined no later than October 4, 2012. Such final determination of the purchase price allocation may be significantly different from the preliminary estimates used in these pro forma financial statements. Based on the closing price of Level 3’s common stock on October 3, 2011 and the cash consideration paid for withholding taxes, the total consideration distributed is approximately $2.0 billion.

Based upon a preliminary valuation, the total consideration (as calculated in the manner described above) was allocated as follows:

June 30, 2011
(dollars in
millions)

Assets:
Cash, cash equivalents, and restricted cash	$269
Accounts receivable	370
Other current assets	99
Property, plant and equipment, net	3,119
Goodwill(1)	407
Identifiable intangibles	300
Other Assets	71

Total Assets	4,635

Liabilities:
Accounts payable	(363)
Current portion of long-term debt	(102)
Accrued payroll and employee benefits	(70)
Accrued interest	(32)
Other current liabilities	(244)
Deferred revenue — Global Crossing	(257)
Other liabilities	(94)
Long-term debt, less current portion	(1,596)
Total Liabilities	(2,758)
Total Allocated Purchase Price	1,877
Add Level 3 deferred revenue	77
Total Consideration Distributed	$1,954

(1)          Includes $77 million adjustment for deferred revenue recorded on Level 3.

Upon completion of the final fair value assessment after the Acquisition, Level 3 anticipates that the ultimate purchase price allocation will differ from the preliminary assessment outlined above.  Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill. The initial estimates of the fair value of deferred revenue of Level 3 are subject to change and it is possible that any subsequent adjustments may result in a gain or loss on the settlement of the associated agreements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(2) Basis of Preliminary Purchase Price Allocation (Continued)

The guidance related to business combinations outlines the methodologies for calculating acquisition price and for determining fair values. It also requires that all transaction and restructuring costs related to business combinations be expensed as incurred, and it requires that changes in deferred tax asset valuation allowances and liabilities for tax uncertainties subsequent to the acquisition date that do not meet certain re-measurement criteria be recorded in the statement of operations.  Incremental acquisition-related transaction costs expected to be incurred by Level 3 and Global Crossing after June 30, 2011 are estimated to be approximately $54 million and as they are non-recurring, are reflected only in the Unaudited Pro Forma Condensed Combined Balance Sheet as a reduction of cash and stockholders’ equity.

The Unaudited Pro Forma Condensed Combined Financial Information does not reflect ongoing cost savings, operating synergies or revenue enhancements that Level 3 expects to achieve as a result of the Acquisition, the costs to integrate the operations of Level 3 and Global Crossing, or the costs necessary to achieve these cost savings operating synergies or revenue enhancements.  The Acquisition is expected to create annualized operating cost synergies and capital expenditure savings.  Level 3 expects to recognize the operating cost savings from network expense savings and operating expense savings, primarily from the reduction in back office areas, public company costs, supplier savings, management overlap and the combination of network platforms.  The synergy and cost savings estimates are forward-looking statements and are qualified by reference to the important disclosures set forth under ‘‘Forward-Looking Statements.’’  Level 3 cannot assure you that these estimated synergies or cost savings will be achieved.

(3) Accounting Policies

Upon completion of the Acquisition, Level 3 will continue its review of Global Crossing’s accounting policies. As a result of that review, Level 3 may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Level 3 is not aware of any differences that would have a material impact on the combined financial statements. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies.

(4) Pro Forma Adjustments

(a)                      Adjustment to record the cash received from acquisition-related financing discussed further below, net of payments,  which was approximately $1,668 million and were assumed to be made concurrent with or before completion of the Acquisition including $14 million of fees associated with the Tranche B II Term Loan, $32 million of fees associated with the 8.125% Senior Notes, $14 million of commitment fees attributable to the unused bridge facility, $54 million for additional estimated transaction costs incurred by Level 3 and Global Crossing, $1,524 million to retire Global Crossing’s short term and long term debt (including a $159 million prepayment fee associated with the change of control premium) excluding capital lease and vendor financing obligations, and $30 million of accrued interest.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(4) Pro Forma Adjustments (Continued)

Financing
Adjustments
(Dollars in millions)
Proceeds from new Level 3 financing activities	$1,250
Proceeds from release of Level 3 Escrow restricted cash and securities	628
Debt issuance costs of new Level 3 acquisition-related financing (Note 4b), short term	(6)
Debt issuance costs of new Level 3 acquisition-related financing (Note 4b), long term	(40)
Discount on new Level 3 acquisition-related financing (Note 4b)	(15)
Commitment fees attributable to the unused bridge facility (Note 4b)	(14)
Repayment of Global Crossing’s outstanding debt, excluding capital lease and vendor financing obligations ($1,355 million including net
Unamortized discount of $10 million)	(1,365)
Premium to retire Global Crossing’s debt	(159)
Payment of accrued interest on retirement of Global Crossing’s debt	(30)
Net proceeds from financing activities	$249

See note (i), below, regarding the cash effect of employee-related tax withholding obligations in connection with the vesting of Global Crossing restricted stock unit awards as a result of the Acquisition.

(b)                     Level 3, through its indirect wholly owned subsidiary, Level 3 Escrow, Inc., issued $600 million of 8.125% Senior Notes due 2019 (‘‘Previously Issued 8.125% Senior Notes’’) in June 2011 in a private offering.  The gross proceeds from this offering and $28 million of expected interest obligations were placed in a segregated escrow account as of June 30, 2011.  The restrictions on the proceeds from this offering and the accrued interest obligations lapsed upon closing of the transaction.  Level 3 subsequently issued, through Level 3 Escrow, Inc., an additional $600 million of 8.125% Senior Notes (“Additional 8.125% Senior Notes”) in a separate private offering in July 2011.  In addition, Level 3 Financing increased the borrowings under its existing senior secured facility through the creation of a new $650 million Tranche B II Term Loan (“Tranche B II Term Loan”).

            The net proceeds of Level 3 Financing’s Tranche B II Term Loan in an aggregate amount of $650 million were used to consummate the Acquisition, to refinance certain existing indebtedness of Global Crossing in connection with the consummation of the Acquisition and for general corporate purposes.  In addition, the $1.2 billion of proceeds from the initial and additional issuance of 8.125% Senior Notes due 2019 in June and July 2011 by Level 3, through an indirect wholly owned subsidiary, were deposited into an escrow account.  On October 4, 2011, following the consummation of the Acquisition and the satisfaction of certain escrow conditions, the 8.125% Senior Notes were assumed by Level 3 Financing (the “Notes Assumption”), and the funds were released from the escrow account.  The net proceeds from the 8.125% Senior Notes were used to refinance certain existing indebtedness of Global Crossing in connection with the closing of the Acquisition and for general corporate purposes.

            As a result of the Acquisition, Level 3 issued approximately 88.53 million shares (as adjusted for the 1 for 15 reverse stock split completed on October 19, 2011) of Level 3 common stock to former holders of Global Crossing common shares and Global Crossing’s 2% cumulative senior convertible preferred stock, and Level 3 redeemed and discharged approximately $1.35 billion of Global Crossing’s outstanding consolidated debt. Approximately $430 million of Global Crossing (UK) Finance PLC Senior Secured notes due 2014 will be redeemed on November 3, 2011 at the current redemption premiums outlined in its indenture dated December 23, 2004.  The entire aggregate principal amount of the $750 million of Global Crossing Limited’s

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(4)         Pro Forma Adjustments (Continued)

outstanding 12% senior notes due 2015 and all of the outstanding $150 million of 9% senior notes due 2019 will be redeemed in early November 2011. Of the outstanding principal of each of the Global Crossing Limited senior notes, 35 percent will first be redeemed on November 3, 2011 as a result of a qualified “Equity Offering” (as defined under the indentures relating to each issue of the Global Crossing Limited senior notes) to its new corporate parent. The remaining 65 percent of the outstanding principal of each issue of the Global Crossing senior notes will be redeemed subsequently on November 4, 2011 at “make-whole” prices calculated using the rate of the comparable U.S. Treasury security plus 50 basis points.  The shares of Global Crossing Common Stock, which previously traded under the symbol “GLBC,” ceased trading on the NASDAQ Global Select Market (“NASDAQ”) before the open of trading on October 4, 2011 and were delisted from NASDAQ as of October 5, 2011.

In the Unaudited Pro Forma Condensed Combined Balance Sheet, the borrowings are presented as long-term debt under the assumption that Level 3 closed the Acquisition and otherwise satisfied the escrow conditions.  The Tranche B II Term Loan, the Previously Issued 8.125% Senior Notes and the Additional 8.125% Senior Notes have been or will be issued by Level 3 Financing or one of its subsidiaries.  Level 3 expects that, subject to regulatory approval, the Tranche B II Term Loan will be guaranteed and secured by the same entities that currently secure and guarantee (or that, following the Acquisition, will be required to secure and guarantee) its existing term loans and Level 3 expects that, subject to regulatory approval, all the 8.125% Senior Notes will be guaranteed by the same entities that guarantee (or that, following the Acquisition, will be required to guarantee) Level 3 Financing’s existing notes.

The adjustments to account for these financing activities are as follows:

	As of June 30, 2011
	Current Portion of	Long Term Debt,
	Long Term Debt	less Current Portion
	(Dollars in millions)
Level 3’s historical debt balance	$875	$6,349
Global Crossing’s historical debt balance	102	1,427
Net unamortized discount on Global Crossing Debt	—	10
Prepayment premium adjustment on Global Crossing debt	—	159
New loans to and debt issued by Level 3	(596)	1,846
Issuance discount on Additional 8.125% Senior Notes and Tranche B II Term Loan	—	(15)
Repayment of Global Crossing’s debt	(27)	(1,497)
Total Debt Balance	$354	$8,279

For pro forma purposes, Level 3 assumes that all Global Crossing debt, except for capital lease and vendor financing obligations, has been replaced with the $1,200 million of 8.125% Senior Notes and $650 million of the Tranche B II Term Loan.  Level 3 estimates a decrease in interest expense of approximately $23 million in 2010 and a decrease of approximately $10 million in the first six months of 2011 associated with the incremental debt Level 3 issued in connection with the Acquisition after retiring Global Crossing’s existing debt.  The change in interest expense for such periods is based on the $650 million Tranche B II Term Loan, which will accrue interest at LIBOR + 4.25% (with a LIBOR floor of 1.5%) and was priced to investors at 99% of its principal amount with a 7 year maturity,  $600 million in Previously Issued 8.125% Senior Notes which will bear interest at 8.125% and were priced to investors at 99.264% of their principal amount and mature in 8 years, and the additional $600 million

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(4)         Pro Forma Adjustments (Continued)

of 8.125% Senior Notes which were priced at 98.545% of their principal amount.  For the purpose of the Unaudited Pro Forma Condensed Combined Statement of Operations, Level 3 used a rate of 5.75% based on a LIBOR floor of 1.5% included in the terms of the Tranche B II Term Loan.  For the purposes of the Unaudited Pro Forma Condensed Combined Statements of Operations, it has been assumed that Level 3 borrowed the $650 million under the Tranche B II Term Loan and issued all the 8.125% Senior Notes and therefore incurred interest expense of approximately $144 million in 2010 and $72 million in the first six months of 2011. This interest expense was offset by the elimination of Global Crossing’s interest expense due to the retirement of Global Crossings’ average outstanding debt of $1,336 million for the year ended December 31, 2010 and $1,346 million for the six months ended June 30, 2011, which corresponds to $167 million in interest expense in 2010 and $82 million in the first six months of 2011.

	Twelve months ended	Six months ended
	December 31, 2010	June 30, 2011
	(Dollars in millions)
Global Crossing’s historical interest expense	$(167)	$(82)
Interest expense resulting from loans and other debt Level 3 will incur in connection with the Acquisition	144	72
Decrease in interest expense	$(23)	$(10)

Based on the LIBO Rate of 0.38% on October 3, 2011, an increase or decrease of 1% from the rate assumed on the Tranche B II Term Loan would not change the pro forma interest expense reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2010 or the first six months of 2011 given the LIBOR floor of 1.5%.

Included in interest expense is additional interest expense of approximately $9 million for the twelve months ended December 31, 2010 and $4 million for the first six months of 2011 for the amortization of debt issuance costs and issuance discounts associated with the Tranche B II Term Loan, the Previously Issued 8.125% Senior Notes and the $600 million of Additional 8.125% Senior Notes that Level 3 has assumed for purposes of these Unaudited Pro Forma Condensed Combined Financial Statements will be issued to finance the total consideration used to replace all of Global Crossing’s debt, excluding capital lease and vendor financing obligations.  Debt issuance costs associated with the three aforementioned debt and loan facilities were assumed to be approximately $46 million ($14 million of costs associated with the Tranche B II Term Loan amortized over 7 years and $32 million associated with the 8.125% Senior Notes amortized over 8 years).  The Unaudited Pro Forma Condensed Combined Balance Sheet also includes an adjustment to reduce other assets by $35 million for the elimination of net deferred financing fees upon retirement of Global Crossing’s existing debt.

The actual interest expense that Level 3 expects to incur may vary from what is assumed in these Unaudited Pro Forma Condensed Combined Financial Statements and will depend on the actual timing and maturity profile of any further debt financing issued and the actual fixed/floating interest rate mix of any further debt financing and Level 3’s credit rating and market conditions, amongst other factors.  Any such variations may be significant.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(4)         Pro Forma Adjustments (Continued)

(c)                  Adjustment to remove the Level 3 deferred revenue attributable to Global Crossing contracts existing prior to the Acquisition.

		Estimated
		Fair
	June 30, 2011	Value	Decrease
	(Dollars in millions)
Current portion of deferred revenue	$9	$—	$9
Deferred revenue, less current portion	68	—	68

Any subsequent adjustments of the fair value of deferred revenue may result in a gain or loss on the settlement of the associated agreements.

(d)                 Adjustments to reflect the components of the preliminary estimates of the fair value and useful lives of assets acquired by Level 3 at the completion of the Acquisition.

	Estimated Fair
	Value at	Estimated Useful
	June 30, 2011	Lives (Years)
	(Dollars in millions)
Property, Plant and Equipment	$3,119	2 - 40 years
Customer Relationships	219	10 years
Trademark and trade names	81	Indefinite
Goodwill	407	Indefinite

The preliminary estimates of the fair value assigned to property, plant and equipment reflects appreciation from Global Crossing’s discounted historical cost basis resulting from fresh start accounting adjustments it recorded during 2004 and 2005. Adjustments to reflect fair values were estimated by Level 3 management based on a market approach, considering factors such as network capacity utilization, dark fiber, and estimated useful lives, amongst others.

As of the effective date of the Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired identifiable intangible assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these Unaudited Pro Forma Condensed Combined Financial Statements, it is assumed that all identifiable intangible assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any synergies will be achieved.  The consideration of synergies has been excluded because they do not meet the criteria for these pro forma adjustments. For purposes of the preliminary allocation, Level 3 has estimated a fair value for Global Crossing’s intangible assets related to trademark and trade names and customer relationships based on the net present value of the projected income stream of those intangible assets. Goodwill, trademark and trade names are not amortized.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(4)         Pro Forma Adjustments (Continued)

The Unaudited Pro Forma Condensed Combined Statements of Operations have been adjusted to reflect the corresponding adjustments to Global Crossing’s acquired tangible and intangible assets.

	Twelve Months	Six Months
	ended	ended
	December 31, 2010	June 30, 2011
	(Dollars in millions)
Global Crossing’s historical depreciation and amortization	$(337)	$(162)
Depreciation and amortization after fair value adjustments associated with acquired assets	419	209
Increase in depreciation and amortization expense	$82	$47

A 10% change in the allocation between these acquired assets and goodwill would result in a change in annual depreciation and amortization expense of approximately $42 million in the first full year and would result in a split adjusted $0.21 per common share change in Level 3’s pro forma basic and diluted loss from continuing operations.

(e)                  Adjustment to record the differences between the estimated fair values and the historical carrying amounts of Global Crossing’s deferred revenues including the elimination of deferred revenue balances where no future performance obligation exists and deferred revenue attributable to Global Crossing contracts with Level 3 existing prior to the Acquisition.  Global Crossing had certain deferred revenues on its balance sheet associated with sales of capacity leases, prepaid services and installation activities as well as deferred installation costs included in other assets on its balance sheet.  These deferred balances arise from Global Crossing receiving up-front payments and incurring up-front costs while recognizing the related revenue and expense over the estimated life of the associated contract.  The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction. The estimated amounts presented for purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet are based upon the deferred revenue and other asset balances of Global Crossing as of June 30, 2011.  Pro forma revenue reported for the periods ended December 31, 2010 and June 30, 2011 have not been reduced for the fair value adjustment of deferred revenue as the adjustment is non-recurring in nature.

		Estimated
	June 30,	Fair
	2011	Value	Decrease
	(Dollars in millions)
Current portion of deferred revenue	$173	$111	$62
Deferred Revenue, less current portion	365	146	219
Other deferred installation costs included in Current Assets	11	—	11
Other deferred installation costs included in Other Assets	4	—	4

(f)                    As of the completion date of the Acquisition, Level 3 will provide deferred taxes adjustments as part of the accounting for the Acquisition, primarily related to the estimated fair value adjustments for acquired intangibles due to Level 3’s net operating loss position.  Level 3 is still evaluating the deferred tax assets and deferred tax liabilities resulting from the Acquisition.  The final value of these assets and liabilities may vary significantly from the current estimates reflected in these pro forma financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(4)         Pro Forma Adjustments (Continued)

The pro forma adjustment to record the effect of deferred taxes and other adjustments was computed based on an estimated post-Acquisition effective tax rate of 39% as follows:

Adjustment as of
June 30, 2011
(Dollars in millions)
Deferred tax liabilities associated with fair value of indefinite-lived assets of Global Crossing acquired	$38

(g)                 Adjustment to eliminate the historical transactions between Level 3 and Global Crossing.  The elimination of intercompany revenue is higher than the cost of revenue elimination as Global Crossing accounted for certain transactions as capital transactions and no adjustment was included in depreciation due to the fair value adjustment on the related property, plant and equipment.

(h)                 On the date of completion of the Acquisition, all outstanding employee stock option awards of Global Crossing, all of which were fully vested, were exchanged for Level 3 options and all restricted stock units of Global Crossing vested and were converted into Level 3 shares in accordance with the terms of the amalgamation agreement.

(i)                     Adjustment to reflect the elimination of Global Crossing’s common and preferred shares outstanding, net of the assumed issuance of common shares as a result of the Acquisition calculated by multiplying Global Crossing’s common and preferred shares outstanding by the pre-split exchange ratio of 16 Level 3 common shares per Global Crossing common and preferred share. Preferred stock dividends have been eliminated on the Unaudited Pro Forma Condensed Combined Statements of Operations.

Adjustments as of
June 30, 2011
(Dollars in millions)
Eliminate Global Crossing preferred stock	$(2)
Issue 88.53 million shares (split adjusted) of Level 3 common stock	$1
Eliminate Global Crossing common stock	(1)
Adjustment to common stock	$—

The related adjustment to additional paid-in capital for the aforementioned changes in common and preferred stock is as follows:

Adjustments as of
June 30, 2011
(Dollars in millions)
Total estimated equity consideration	$1,873
Elimination of Global Crossing additional paid-in capital	(1,448)
Common stock	(1)
Adjustment to additional paid-in capital	$424

Notes to Unaudited Pro Forma Condensed Combined Financial Information

(4)         Pro Forma Adjustments (Continued)

Holders of Global Crossing’s outstanding restricted stock units and other stock-based awards, to the extent applicable in accordance with their terms, vested and settled for Level 3 common shares upon consummation of the Acquisition.  In lieu of issuing all the vested shares, Level 3 reduced the number of shares issued to the holders, and using cash on hand, remitted the withholding taxes directly to the applicable authorities.  In total, Level 3 paid approximately $81 million in payroll taxes for vested units and reduced the number of shares distributed to holders by 3.3 million shares (split adjusted), which represented the equivalent value of the taxes paid.

(j)                     Adjustment to eliminate Global Crossing’s accumulated other comprehensive loss.

(k)                  Adjustment to eliminate Global Crossing’s accumulated deficit, and to record estimated non-recurring acquisition costs of Level 3 and Global Crossing, as follows:

Adjustment as of
June 30, 2011
(Dollars in millions)
Eliminate Global Crossing’s accumulated deficit	$2,005
Estimated transaction-related expenses (Note 4a)	(54)
Adjustment to accumulated deficit	$1,951

(l)                     As of December 31, 2010, Level 3 had net operating loss carry forwards of approximately $5.9 billion for U.S. federal income tax purposes.  Given the Level 3’s net loss position, income tax expense is primarily related to state and foreign income taxes and no adjustment for income taxes has been provided in the Unaudited Pro Forma Condensed Combined Statements of Operations.

Level 3 is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There can be no assurance that the finalization of Level 3’s review will not result in material changes.